Filed with the Securities and Exchange Commission on April 17, 2006

File No. 333-132012

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ISONICS CORPORATION

(Exact name of Registrant as specified in charter)

California	77-0338561
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

5906 McIntyre Street

Golden, Colorado 80403

(303) 279-7900

(Address, including zip code and telephone number, including area code of registrant’s principal executive offices)

James E. Alexander, President

5906 McIntyre Street

Golden, Colorado 80403

(303) 279-7900

(Name, address, including zip code and telephone number, including area code,

of agent for service)

It is requested that copies of all correspondence be sent to:

Herrick K. Lidstone, Jr., Esq.

Burns, Figa & Will, P.C.

6400 S. Fiddlers Green Circle, Suite 1000

Greenwood Village, CO 80111

Telephone Number (303) 796-2626

Facsimile Number (303) 796-2777

Approximate date of commencement of proposed sale to public:  As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of Shares to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of Registration Fee (1)
Common (2)	120,000	$2.40	$288,000	$31
Common (3)	100,000	$1.33	$133,000	$15
Common (4)	50,000	$2.84	$142,000	$16
Common (5)	232,500	$1.33	$309,225	$34
Common (6)	506,527	$2.55	$1,291,644	$139
Common (7)	200,000	$1.33	$266,000	$29
Common (8)	120,000	$1.35	$162,000	$18
Common (9)	50,000	$1.50	$75,000	$9
Common (10)	100,000	$1.33	$133,000	$15
Common (11)	100,000	$1.33	$133,000	$15
Total	1,579,027		2,932,869	$321	*

* $314 previously paid

Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement shall be deemed to cover such additional shares as may be issued to the Selling Shareholders to prevent dilution resulting from future dividends, stock distributions, stock splits or similar transactions.

(1)                                  Calculated at the rate of $107 per million dollars pursuant to the most recent fee rate advisory for fiscal year 2006.

(2)                                  Shares, which are issuable pursuant to the exercise of common stock warrants issued to Prime International Equities, LLC in October 2005 in settlement of litigation. The common stock warrants are exercisable at $2.40 per share and expire on December 29, 2006. The registration fee is based on the exercise price of the common stock warrants pursuant to Rule 457(g).

(3)                                  Restricted common stock issued pursuant to a consulting agreement with Harborview Capital Management LLC in March 2006. The registration fee is based on the average of the closing price of our common stock as reported by the Nasdaq stock market on April 12, 2006, pursuant to Rule 457 (c).

(4)                                  Shares, which are issuable pursuant to the exercise of common stock warrants issued to a management consultant for our semiconductor division (Joanna Lohkamp) in September 2005. The common stock warrants are exercisable at $2.84 per share and expire August 16, 2007. The registration fee is based on the exercise price of the common stock warrants pursuant to Rule 457(g).

(5)                                  Shares, which are issuable pursuant to the exercise of common stock warrants issued in an investment transaction completed in October 2003 to Reback Living Trust originally expiring December 31, 2005, but in December 2005 extended until December 29, 2006. The shares underlying the warrants were originally included in a registration statement on Form S-3 (SEC file 333-126231) but will be removed from that registration statement inasmuch as they are being included herein. The common stock warrants remain exercisable at the original exercise price $1.25 per share. The registration fee is based on the average of the closing price of our common stock as reported by the Nasdaq stock market on April 12, 2006, pursuant to Rule 457(g).

(6)                                  Shares issued to Michael Caridi and Peter Christiansen for the acquisition of Protection Plus Security Corporation in May 2005. The registration fee is based on the closing market price for our common stock on May 16, 2005 (the closing date) which is higher than the price that would have been calculated pursuant to Rule 457(c).

(7)                                  Shares issued to Michael Caridi and Peter Christiansen in April 2006 related to the acquisition of Protection Plus Security Corporation in May 2005. The registration fee is based on the average of the closing price of our common stock as reported by the Nasdaq stock market on April 12, 2006, pursuant to Rule 457 (c).

(8)                                  Shares, which are issuable pursuant to the exercise of common stock warrants issued to an advisor (Lippert/Heilshorn & Associates, Inc.) in November 2003. The common stock warrants are exercisable at $1.35 per share and expire November 1, 2006. The registration fee is based on the exercise price of the common stock warrants pursuant to Rule 457(g).

(9)                                  Shares, which are issuable pursuant to the exercise of common stock warrants issued to an advisor (Investor Awareness, Inc.) in December 2003. The common stock warrants are exercisable at $1.50 per share and expire December 11, 2006. The registration fee is based on the exercise price of the common stock warrants pursuant to Rule 457(g).

(10)                            Shares, which are issuable pursuant to the exercise of common stock warrants issued to our President and Chief Executive Officer (James E. Alexander) in March 2002 as consideration for pledging common stock as a guarantee relating to the issuance of our 2002A Convertible Notes. The common stock warrants are exercisable at $1.25 per share and expire March 27, 2007. The registration fee is based on the average of the closing price of our common stock as reported by the Nasdaq stock market on April 12, 2006, pursuant to Rule 457(g).

(11)                            Shares, which are issuable pursuant to the exercise of common stock warrants issued to our Senior Vice President (Boris Rubizhevsky) in March 2002 as consideration for pledging common stock as a guarantee relating to the issuance of our 2002A Convertible Notes. The common stock warrants are exercisable at $1.25 per share and expire March 27, 2007. The registration fee is based on the average of the closing price of our common stock as reported by the Nasdaq stock market on April 12, 2006, pursuant to Rule 457(g).

We hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until we file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Preliminary Prospectus, Subject to completion, dated April 17, 2006

PROSPECTUS

ISONICS CORPORATION

1,579,027 Shares of Common Stock

Offered for Resale by Selling Shareholders

This Prospectus relates to the sale to the public of up to 1,579,027 shares of common stock of Isonics Corporation, a California corporation (“Isonics” or “We”), which are being offered and sold by the selling shareholders named on page 21 below, collectively referred to herein as the “Selling Shareholders.”  See “Note To Cover Page” on the next page.

Our common stock is listed for trading on the Nasdaq Capital Market under the symbol “ISON.” On April 4, 2006, our common stock’s last reported sale price on the Nasdaq Capital Market was $1.26  per share.

The Selling Shareholders have advised us that none of them has made any commitments with respect to the sale of the shares, but that they may sell the shares from time-to-time on the Nasdaq Capital Market; in the over-the-counter market outside of Nasdaq; or in negotiated transactions other than the Nasdaq Capital Market or the over-the-counter market, in each case through licensed broker-dealers or otherwise. Any of these sales may involve block transactions. The Selling Shareholders have advised us that any of them may sell the shares at market prices at the time of sale, at prices discounted from or related to prevailing market prices at the time of sale, or at other negotiated prices.

This Investment Involves a High Degree of Risk. You Should Purchase Shares Only If You Can Afford a Complete Loss. See “Risk Factors” Beginning on Page 8. We have not authorized anyone to give information or to make any representation other than as contained in this prospectus in connection with the offering described herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is           , 2006

TABLE OF CONTENTS

DOCUMENTS INCORPORATED BY REFERENCE
NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
RISK FACTORS
USE OF PROCEEDS
SELLING SHAREHOLDERS AND THE PLAN OF DISTRIBUTION
DESCRIPTION OF SECURITIES
SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION
EXPERTS
LEGAL MATTERS

You should rely only on the information contained in this prospectus or any accompanying supplemental prospectus and the information specifically incorporated by reference. We have not authorized anyone to provide you with different information or make any additional representations. This is not an offer of these securities in any state or other jurisdiction where the offer in not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each such document.

Note to Cover Page:

The shares being offered by the Selling Shareholders include:

120,000                          Shares issuable upon the exercise of common stock warrants at $2.40 per share through December 29, 2006.

100,000                          Shares of restricted common stock issued in March 2006.

50,000                                Shares issuable upon the exercise of common stock warrants at $2.84 per share through August 16, 2007.

232,500                          Shares issuable upon the exercise of common stock warrants at $1.25 per share through December 29, 2006.

706,527                          Shares of restricted common stock issued in May 2005 and March 2006.

120,000                          Shares issuable upon the exercise of common stock warrants at $1.35 per share through November 1, 2006.

50,000                                Shares issuable upon the exercise of common stock warrants at $1.50 per share through December 11, 2006.

100,000                          Shares issuable upon the exercise of common stock warrants at $1.25 per share through March 27, 2007.

100,000                          Shares issuable upon the exercise of common stock warrants at $1.25 per share through March 27, 2007.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information in documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. These documents provide a significant amount of information about us. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering.

•                                          Our Annual Report on Form 10-KSB for the fiscal year ended April 30, 2005 (filed June 29, 2005)

•                                          Our Quarterly Reports on Form 10-QSB for the quarters ending July 31, 2005 (filed September 13, 2005), October 31, 2005 (filed December 15, 2005, and amended on March 31, 2006, and April 13, 2006) and January 31, 2006 (filed March 17, 2006)

•                                          Our Current Reports on Form 8-K, as amended, reporting events of (filing date in parentheses):

May 16, 2005 (May 17, 2005)	May 27, 2005 (May 31, 2005)
Jun 2, 2005 (Jun 3, 2005)	Jun 10, 2005 (Jun 14, 2005)
Jul 7, 2005 (Jul 8, 2005)	Jul 20, 2005 (Jul 22, 2005)
Jul 27, 2005 (Aug 1, 2005)	Aug 1, 2005 (Aug 4, 2005)
Oct 25, 2005 (Oct 28, 2005)	Dec 1, 2005 (Dec 2, 2005)
Dec 5, 2005 (Dec 9, 2005)	Feb 3, 2006 (Feb 9, 2006)
Feb 23, 2006 (Feb 27, 2006)	Mar 7, 2006 (Mar 8, 2006)
Mar 8, 2006 (Mar 9, 2006)	Mar 27, 2006 (Mar 31, 2006)

•                                          Our Registration Statement on Form 8-A filed on August 20, 1997, registering our common stock and other securities registered under the Securities Act of 1934, as amended by Forms 8-A filed on March 10, 2000, May 30, 2000, May 11, 2001, May 14, 2001, August 1, 2001 and June 15, 2005.

You may request a copy of these filings or a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, at no cost, by writing us or calling us at the following address and telephone number:

Isonics Corporation

5906 McIntyre Street

Golden, CO 80403

Attn: Secretary

Telephone No.:  (303) 279-7900

Facsimile No.:  (303) 279-7300

Additionally, the documents are available electronically in the EDGAR database on the web site maintained by the SEC. You can find this information at http://www.sec.gov. You may also read and copy any materials we have filed with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, DC 20549.  You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

In our effort to make the information in this prospectus more meaningful, this prospectus contains both historical and forward-looking statements. All statements other than statements of historical fact are forward-looking statements within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this prospectus are not based on historical facts, but rather reflect the current expectations of our management concerning future results and events.

The forward-looking statements generally can be identified by the use of terms such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will” or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals are, or may be, forward-looking statements.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Isonics to be different from any future results, performance and achievements expressed or implied by these statements. You should review carefully all information, including the financial statements and the notes to the financial statements included in this prospectus. In addition to the factors discussed under “Risk Factors,” the following important factors could affect future results, causing the results to differ materially from those expressed in the forward-looking statements in this prospectus:

•                  demand for, and acceptance of, our products;

•                  lack of any significant revenues associated with our homeland security products;

•                  our continuing negative cash flow and operating losses related to all three of our operating divisions and overall corporate performance;

•                  our need for additional financing to achieve our business goals, which financing may not be available on reasonable terms;

•                  changes in development, distribution and supply relationships;

•                  the impact of competitive products and technologies;

•                  the risk of operations in Russia, the Republic of Uzbekistan, and the Republic of Georgia;

•                  dependence on future product development;

•                  the possibility of future customer concentration;

•                  our dependence on key personnel;

•                  the volatility of our stock price and trading volume; and

•                  the impact of new technologies.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in the forward-looking statements in this prospectus. Other unknown or unpredictable factors also could have material adverse effects on our future results. The forward-looking statements in this prospectus are made only as of the date of this prospectus and we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances. We cannot assure that projected results will be achieved.

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding our company and the common stock being offered by the Selling Shareholders, as well as our financial statements and notes to those statements appearing in the documents incorporated by reference.

Isonics Corporation

We are an advanced materials and technology company focused on the development and provision of homeland security products and services, the manufacturing and reclamation of silicon wafers and the manufacturing of silicon-on-insulator (“SOI”) wafers to the semiconductor industry and the supply of isotopes for life sciences and health-care applications. Our common stock is traded on the Nasdaq Capital Market under the symbol “ISON”. The market for our stock has historically been characterized generally by broad price and volume volatility. We cannot give any assurance that a stable trading market will develop for our stock or that the price of our common stock will appreciate.

The address of our principal executive offices and our telephone and facsimile numbers at that address are as set forth on a previous page.

We currently conduct some of our operations through four wholly owned-subsidiaries and one partially owned subsidiary. The following chart provides some information about those subsidiaries:

Name and Headquarters	Place of Formation	Ownership Percentage	Business
Chemotrade GmbH Dusseldorf, Germany	Germany	100%

Chemotrade GmbH (“Chemotrade”) is a value-added re-seller of stable and radioactive isotopes. It supplies radioactive isotopes for pharmaceutical and industrial research as well as for industrial and medical imaging, calibration sources and for cancer therapy (brachytherapy) applications. Additionally, Chemotrade supplies various stable isotope labeled compounds for pharmaceutical research and drug design, as well as oxygen-18 for use in producing a radioisotope used in positron emission tomography. Chemotrade’s market is primarily Europe, but sales are also made to North America and Asia. Effective December 31, 2005, we elected to close the Chemotrade office and consolidate its operation with ours in the United States.

IUT Detection Technologies, Inc.	Colorado, USA	85%

IUT Detection Technologies, Inc. (“IUTDT”) owns and we anticipate will commercialize the detection technology that we acquired from the Institut fur Umwelttechnologien GmbH (“IUT”). This trace and bulk detection technology is anticipated to be used to detect various types of explosives. We own our interest in IUTDT through Isonics Homeland Security and Defense Corporation “(HSDC”).

Isonics Homeland Security and Defense Corporation	Delaware, USA	100%	HSDC was formed in October 2004 and it coordinates our efforts in the homeland security market.

Isonics Vancouver, Inc.	Washington, USA	100% (subject to a security interest to Silver Silicon, Ltd.)	Isonics Vancouver, Inc. (“IVI”) operates our SOI and silicon wafer fabrication and reclamation plant in Vancouver, Washington

Protection Plus Security Corporation	New York, USA	100%	Protection Plus Security Corporation (“PPSC”) (which was acquired on May 16, 2005) is a provider of advanced security and investigative services for leading businesses and institutions.

The foregoing does not include our minority ownership in two companies:

•                                          We have a 30% interest in IUT, an entity based in Berlin, Germany, which performs research and development, and manufacturing of radioisotopes.

•                                          Interpro Zinc, LLC, a Colorado entity that engages in the research and development for the recovery and recycling of zinc metal from various sources. We have a 25% interest in this entity. Interpro Zinc, LLC has suspended its operations due to a lack of funding and it is unclear as to if or when it will resume such operations.

The Securities

Currently our common stock, Class B common stock warrants, and Class C common stock warrants are registered under the Securities Act of 1934, as amended and are quoted under the following symbols:

Common stock:	ISON
Class B warrants:	ISONL
Class C warrants:	ISONZ

As of April 4, 2006, there were 42,071,119 shares of our common stock, and no shares of any series of our preferred stock outstanding. See “Description of Securities” commencing on page 27, of this Prospectus.

The Offering

The Selling Shareholders are offering up to 1,579,027 shares of restricted common stock or common stock underlying outstanding common stock warrants.

The Selling Shareholders will receive all of the proceeds from the offer and sale of the shares. We will receive proceeds to the extent any of the Selling Shareholders exercise their warrants.

We will pay the costs related to the filing of the Registration Statement in which this Prospectus is included. The Selling Shareholders will pay their own expenses related to the offer and sale of the shares, including any underwriter discounts or commissions.

RISK FACTORS

An investment in and ownership of our common stock, Class B or Class C Warrants is one of high risk. You should carefully consider the risks described below before deciding whether to exercise your warrants, or to invest in or continue to hold our common stock. If any of the contingencies discussed in the following paragraphs or other materially adverse events actually occur, the business, financial condition and results of operations could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you could lose all or part of your investment.

We have historically had severe working capital shortages, even following significant financing transactions.

Although we raised capital totaling more than $38,500,000 (net of expenses) during the last two fiscal years and the current 2006 fiscal year, we have had working capital shortages in the past and our quarterly report on Form 10-QSB for the quarter ended January 31, 2006, indicates that we have a working capital deficit of in excess of $12,000,000. A significant amount of the investments received during fiscal year 2005 resulted from the issuance of convertible debentures in the total face amount of $22,770,000 in February 2005 (of which substantially all are classified as a current liability as of January 31, 2006). Principal payments on the convertible debenture are payable in either cash or common stock (assuming certain conditions have been met). We made principal payments in shares of our common stock on March 1 and April 3, 2006 ($3,795,000 in the aggregate) and also converted an additional $9,000,000 of principal into common stock on March 9, 2006. As a result of these transactions, we now have (as of April 4, 2006) $9,975,000 of convertible debentures outstanding. The remaining portion of convertible debentures are payable (in various increments) in monthly payments through February 2007.

We anticipate that this working capital deficit will continue to persist until, if ever, we are able to raise additional financing and/or until our current debentures are converted into common stock. In addition, our operating losses have continued through the first nine months of our 2006 fiscal year and can be expected to continue through the remainder of our 2006 fiscal year. We believe we have sufficient working capital to finance our anticipated operations and projected negative cash flow through our 2006 fiscal year, but we will need a significant amount of additional financing to meet our obligations during our 2007 fiscal year. We continue to explore economically viable financing arrangement options, which, if available, will likely be implemented. Without the required additional financing, we will likely have a difficult time financing our operations during our 2007 fiscal year (commencing May 1, 2006). Our outstanding convertible debentures contain significant restrictions on our ability to raise any additional capital for so long as the convertible debentures are outstanding and ultimately, our ability to finance our operations will depend on our ability to generate revenues that exceed our expenses. Although we believe we are on a path to that end, we cannot offer any assurance that we will be able to succeed in reaching that goal.

We have four business segments and, during our 2006 fiscal year each of our segments is operating at a loss, in some cases significant losses.

Through January 31, 2006, and as reflected in the following table, our financial statements show that each of our four operating segments have been operating at a loss (amounts in 000’s):

	Nine Months Ended
	January 31,
	2006	2005
Segment operating (loss) income:
Homeland security products	$(2,587)	$(1,063)
Security services	(79)	—
Semiconductor products and services	(4,374)	(5,058)
Life sciences	(502)	10
Reconciling amounts	(5,034)	(2,546)
Total	$(12,576)	$(8,657)

Previously our life sciences segment operated profitably, but reductions in prices paid for our products have led to operating losses during the current fiscal year. As described in the next risk factor, unless we are able to develop and sell new products profitably, we may be unable to remain competitive and it is likely that our losses and negative cash flow will continue. Reconciling items consist primarily of corporate expenses that have not been allocated to a specific reportable segment.

Unless we are able to develop and sell new products profitably, we may be unable to remain competitive, furthering the likelihood that our losses and negative cash flow will continue.

We have not operated profitably since our 1996 fiscal year, and as discussed in the preceding risk factor, none of our segments is currently operating profitably. We recognized net income for the year ended April 30, 2000, only because of the gain recognized on the sale of our depleted zinc assets to Eagle-Picher Technologies, LLC.

Our ability to generate additional revenues (and ultimately net income) is dependent upon the success of our homeland security products, security services and semiconductor operations and our ability to develop new products, including those that use stable and radioactive isotopes, while marketing and selling those products profitably. To date, our SOI operations and our wafer reclamation operations have been a significant cash drain and, while we are continuing to take steps to reduce the costs of the operation and to increase the revenues (including the launch of our 300-millimeter product line), we cannot offer any assurance that the measures we have taken will be successful or that the silicon wafer operations will ever be profitable. In addition our life sciences operations were not profitable for the nine months ended January 31, 2006 because of competitive conditions and, due to the loss of substantially all of our former Chemotrade radioisotope customers in January 2006, it will be difficult to become profitable in this segment as well.

We have only had limited success in marketing our homeland security products, having sold only two units of the first generation of our NeutroTest portable, neutron-based explosive detection device and no units of our ion mobility spectroscopy (“IMS”) technology for the detection of chemical weapons and other toxic substances or the second generation of our NeutroTest device. Although we have commenced marketing these products, we cannot offer any assurance that our marketing efforts will result in any sales or that any sales will result in significant revenues to us.

We are currently dependent on our continuing revenues and increasing orders to improve our operating results, and cash payments from our customers to provide working capital. To the extent orders and deliveries are reduced because of changing customer needs or our inability to supply product, or to the extent payments from customers are reduced because of adverse financial conditions affecting our customers, we will be adversely affected.

It is possible that the following circumstances may develop and may adversely impact our available working capital and materially impact our ability to continue our business operations:

•                  unanticipated expenses in developing our new products or in producing or marketing our existing products;

•                  the necessity of having to protect and enforce our intellectual property rights;

•                  technological and market developments; or

•                  a corporate decision to expand our production capacity through capital investment or acquisition.

We may not be able to obtain equity or debt financing on reasonable terms when we need such financing. The unavailability of additional financing, when needed, could have a material adverse effect on our business.

We have raised capital and issued shares during the years ended April 30, 2005 and 2004, and subsequently which has resulted (and will in the future when warrant exercises or conversions occur result) in dilution to our existing shareholders. This was necessary in order to provide necessary working capital or obtain assets and services. We will likely issue more shares to raise additional capital or to obtain other services or assets, any of which may result in substantial additional dilution.

During the course of the last two fiscal years and the current 2006 fiscal year, we have raised approximately $38,500,000 of working capital (net of issuance costs) to finance our business operations and acquisitions. We have raised this capital by issuing convertible debentures, shares of common stock, convertible preferred stock, common stock warrants to accredited investors and as compensation to investment bankers making introductions to the accredited investors and the exercise of previously issued common stock warrants and stock options. During this same period of time, we have issued common stock warrants and shares of common stock to several persons in exchange for their promises to perform investment banking and financial advisory services to us. In many cases, these issuances were below the then-current market prices and can be considered dilutive to our existing shareholders—both as a reduction of their percentage ownership in Isonics and because of issuances that will be, when warrants are exercised or preferred stock or debentures are converted, at prices below the market.

If we raise additional working capital, we will likely have to issue additional shares of our common stock and common stock warrants at prices that may dilute the interests of our existing shareholders.

Repayment of the convertible debentures will exhaust our cash resources or result in significant dilution to our shareholders; to the extent that we do not have a sufficient number of registered shares or if we are not able to maintain the prospectus as current, we may be unable to pay interest or principal in shares.

At January 31, 2006, we had convertible debentures outstanding in a total principal amount of $22,770,000. We commenced monthly repayment of principal on March 1, 2006. Additionally we paid an additional $9,000,000 in common stock on March 9, 2006 and as a result, as of April 4, 2006, we have outstanding convertible debentures totaling $9,975,000. Currently we do not have sufficient cash resources to repay the remaining principal and as a result, if we continue to meet all conditions which allow us to do so, we will likely pay the remaining principal and accrued interest by issuing shares of our common stock. There are significant risks associated with our repayment of the convertible debentures in shares of our common stock:

•                  We are obligated to pay interest at a price equal to 90% of the average 20-day closing bid price, and to pay principal at a price equal to 88% of the average 10-day closing bid price. Because of the low price at which our stock is currently trading and because of the discounted price at which we are obligated to pay interest and principal, our shareholders will suffer significant dilution as a result of our repayment in shares.

•                  We are only entitled to pay interest and principal in shares if we have a current registration statement for the resale of those shares. Because of the low price of our common stock at the current time, we will be obligated to issue common stock in payment of interest and redemption of principal at prices substantially below that estimated in the original registration statement. We cannot offer any assurance that we will be able to increase the number of shares available for use in the payment of interest and the redemption of principal if needed (although we were successful in increasing the number of available registered shares by 7,224,815 through the filing of a Form S-3 on March 27, 2006).

•                  Our ability to maintain a current registration statement and prospectus is dependent on a number of factors, some of which are outside of our control. If we are unable to maintain a current registration statement and prospectus for the resale of the shares by the debenture holders, we will be unable to pay the debenture holders in shares; at the present time we do not have sufficient cash resources to make any payment to the debenture holders and would, consequently, risk being in default under the debentures.

Our working capital shortage raises a substantial doubt regarding our ability to continue as a going concern.

As described above, at January 31, 2006, we had a working capital shortage, and that working capital deficit has increased substantially from prior periods as a result of the convertible debentures having been reclassified from long-term debt to a current liability inasmuch as they are repayable in full from March 1, 2006 through February 1, 2007. In addition, we have continued to use cash in our operations and investing activities, thus reducing our current assets.

In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in our financial statements is dependent upon our continued operations, which in turn is dependent upon our ability to meet our financing requirements on a continuing basis, to maintain present financing, and to succeed in our future operations. Our financial statements (as filed with the SEC) do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should we be unable to continue in existence.

We continue to pursue funding that will help us meet our future cash needs. We are currently working with several different sources, including both strategic and financial investors, in order to raise sufficient capital to finance both our continuing operations and our research and development activities. Although there is no assurance that additional funding will be available, we believe that our current business plan, if successfully funded, will significantly improve our operating results and cash flow in the future.

Operations in Russia, the Republic of Uzbekistan, and the Republic of Georgia may be disrupted because of a volatile political and economic climate beyond our control, which could adversely affect our supply of raw materials.

Operations in Russia, the Republic of Uzbekistan, and the Republic of Georgia entail risks. The former republics of the Soviet Union including Uzbekistan and Georgia are experiencing political, social and economic change as they obtain independence from the former central government in Moscow. Some of the republics, including Russia, Uzbekistan and Georgia, are attempting to transition from a central-controlled economy toward a market-based economy. These changes have involved, in some cases, armed conflict, and the risk of continued instability has increased since the terrorist attacks on the United States of September 11, 2001 and the commencement of the wars in Iraq and Afghanistan. Although Uzbekistan borders Afghanistan, the activities in Afghanistan have not impacted our supply of isotopes. Political or economic instability in these republics may continue or worsen. The price, availability, quality, quantity, ability to export and supply of stable and radioactive isotopes could be directly affected by political, economic and military conditions in Russia, Uzbekistan and Georgia.

We are dependent on suppliers from Russia, Uzbekistan, and Georgia for substantially all of our stable isotopes and our radioisotopes. Accordingly, our operations could be materially adversely affected if hostilities in Russia, Uzbekistan, or Georgia should occur, if trade between Russia, Uzbekistan and/or Georgia and the United States were interrupted or ceased, if political conditions in Russia, Uzbekistan or Georgia disrupt transportation or processing of our goods, if laws or government policies concerning foreign business operations in Russia, Uzbekistan or Georgia change substantially, or if tariffs are introduced.

Historically we have depended upon few customers for a significant portion of our revenues and our business could have been materially and adversely affected if we lost any one of those customers.

As a result of the acquisition of PPSC, we have significantly increased our revenues for the nine months ended January 31, 2006 as compared to the nine months ended January 31, 2005. As a result, we decreased our reliance on a few customers for a significant portion of our revenues. For the nine months ended January 31, 2006, one security services customer accounted for 18% of total revenues while one life sciences customer accounted for 19% of revenues for the nine months ended January 31, 2005. However, significant reductions in sales to any of these large customers have had, and may in the future have, an adverse effect on us by reducing our revenues and our gross margins. Present or future customers could terminate their purchasing patterns with us or significantly change, reduce or delay the amount of isotopes or other products ordered from us.

We have realized increased expenses, reduced revenues, and longer than anticipated delays in integrating past business acquisitions into our operations, and we may face similar difficulties with future acquisitions as well.

We experienced increased costs and delays in integrating the operations of the business and assets we acquired from EMG in June 2004, and we also realized revenues that were significantly reduced from that which we had anticipated. Regardless of the extent of our planning, we may recognize increased costs and delays, and reduced revenues, when integrating future business acquisitions into our business operations and strategy. While we believe that we have and will continue to plan for integration of business operations to the best of our ability, we cannot offer any assurance that any or all such efforts will proceed as anticipated. While the integration of PPSC (acquired in May 2005) has been relatively smooth, if efforts at integrating other businesses and assets that we may acquire in the future achieve similar difficulties as we realized in the integration of the EMG business and assets, we may have unanticipated expenses, delays and revenue reductions.

If demand for any of our products grows suddenly, we may lack the resources to meet demand or we may be required to increase our capital spending significantly.

If we are able to develop and market our products successfully, we may experience periods of rapid growth that place a significant strain on our financial and managerial resources. Through our marketing efforts we have increased the number and type of products we offer to our customers in our effort to replace the cash flow reduction that occurred as a result of the sale of our depleted zinc operations, and we are continuing to look for new products to offer. Through our research and development efforts we are also attempting to develop additional products and lines of business. Our ability to manage growth effectively, particularly given our increasing scope of operations, will require us to continue to implement and improve our management, operational and financial information systems, and will require us to develop the management skills of our personnel and to train, motivate and manage our employees. Our failure to effectively manage growth could increase our costs of operations and reduce our margins and liquidity, which could have a material adverse effect on our business, financial condition and results of operations.

Because we are dependent upon our key personnel for our future success, if we fail to retain or attract key personnel, our business will be adversely affected.

Our future success will depend in significant part upon the continued service of our key technical, sales and senior management personnel, including James E. Alexander, our President and Chief Executive Officer; Boris Rubizhevsky, our Senior Vice President and President of HSDC, and Lindsay A. Gardner, our Vice President of Corporate Development and Life Sciences. We have obtained $1,000,000 of key man life insurance on the lives of Mr. Alexander and Mr. Rubizhevsky. Currently both Mr. Alexander and Mr. Rubizhevsky are covered by employment agreements that are renewable on an annual basis. Ms. Gardner is covered by an employment agreement with an indefinite term that provides at-will employment, terminable at any time by either party.

We believe that our future success will also depend upon our ability to attract and retain other qualified personnel for our operations. The failure to attract or retain such persons could materially adversely affect our business, financial condition and results of operations.

We may not be able to protect our intellectual property, which would reduce our competitive advantage.

We rely primarily on a combination of patents and patent applications, trade secrets, confidentiality procedures, and contractual provisions to protect our technology. Despite our efforts to protect our technology, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our technology and products is difficult. In addition, the laws of many countries do not protect our rights to information, materials and intellectual property that we regard as proprietary and that are protected under the laws of the United States. We may not be able to protect our proprietary interests, or our competitors may independently develop similar technology or intellectual property. If either one of these situations occurs, we may lose existing customers and our business may suffer.

The validity of any of the patents licensed to us, or that may in the future be owned by us, may not be upheld if challenged by others in litigation. Further, our products or technologies, even if covered by our patents, may infringe upon patents owned by others. We could incur substantial costs in defending suits brought against us, or any of our licensors, for infringement, in suits by us against others for infringement, or in suits contesting the validity of a patent. Any such proceeding may be protracted. In any suit contesting the validity of a patent, the patent being contested would be entitled to a presumption of validity and the contesting party would be required to demonstrate invalidity of such patent by clear and convincing evidence.

If the outcome of any such litigation were adverse to our interests, our liquidity and business operations would be materially and adversely affected.

We face technological change and intense competition both domestically and internationally which may adversely affect our ability to sell our products profitably.

Although we do not believe that any entity produces a complete range of stable enriched isotopes for commercial sale, many of our competitors have significantly greater funding than do we and may be able to develop products which are competitive with our products.

Further, it is possible that future technological developments may occur. The market for our homeland security products and our isotope products is characterized by rapidly evolving technology and a continuing process of development. Our future success will depend upon our ability to develop and market our homeland security and isotope products that meet changing customer and technological needs on a cost effective and timely basis. If we fail to remain competitive by anticipating the needs of our customers and our customers contract with other suppliers, our revenues and resulting cash flow could be materially and adversely affected.

We could be subject to environmental regulation by federal, state and local agencies, including laws that impose liability without fault, which could produce working capital shortages and lessen shareholders’ equity.

We could become subject to a variety of federal, state, and local environmental regulations relating to the use, storage, discharge and disposal of hazardous chemicals used during manufacturing processes, although we do not believe that there is any such regulation directly applicable to our current operations. Regulations that become applicable to our operations in the future could restrict our ability to expand our facilities or could require us to acquire costly equipment or to incur other significant expenses to comply with governmental regulations. Historically, our costs of compliance with environmental regulations have not been significant.

We are controlled by only a few officers and directors and, consequently, purchasers of our shares will have little ability to elect or control our management.

Even if all outstanding warrants and stock options are exercised and convertible securities are exchanged for common stock (8,986,486 shares of common stock, assuming a conversion price of $1.11 based on 88% of the closing price of $1.26 on April 4, 2006), our directors and officers will beneficially own 9.9% of the outstanding shares of common stock as of April 4, 2006, and, accordingly, may have the ability to elect a majority of the directors of Isonics and otherwise control the company. As a result, such persons, acting together, will have the ability to substantially influence all matters submitted to stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of substantially all of our assets, and to control our management and affairs. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation or takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our business, even if such a transaction would be beneficial to other stockholders.

We risk exposing ourselves to an above-policy limit product liability claim, which could adversely affect our working capital, shareholders’ equity and profitability.

The use of our radioisotopes in radiopharmaceuticals and in clinical trials may expose us to potential product liability risks that are inherent in the testing, manufacture, marketing, and sale of human diagnostic and therapeutic products. We currently have product liability insurance; however, there is a risk that our insurance would not cover completely or would fail to cover a claim, in which case we may not have the financial resources to satisfy such claims, and the payment of claims would require us to use funds that are otherwise needed to conduct our business and make our products.

Our common stock is vulnerable to pricing and purchasing actions that are beyond our control and, therefore, persons acquiring or holding our shares or warrants may be unable to resell their shares at a profit as a result of this volatility.

The trading price of our securities has been subject to wide fluctuations in response to quarter-to-quarter variations in our operating results, our announcements of technological innovations or new products by us or our competitors, and other events and factors. The securities markets themselves have from time to time and recently experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. Announcements of delays in our testing and development schedules, technological innovations or new products by us or our competitors and developments or disputes concerning patents or proprietary rights could have a significant and adverse impact on such market prices. Regulatory developments in the United States and foreign countries, public concern as to the safety of products containing radioactive compounds, economic and other external factors, all affect the market price of our securities. In addition, the realization of any of the risks described in these “Risk Factors” could have a significant and adverse impact on such market prices.

SEC penny stock regulations may limit the ability to trade our securities on the Nasdaq Capital Market.

Although our common stock is currently quoted on the Nasdaq Capital Market, our common stock has in the past been subject to additional disclosure requirements for penny stocks mandated by the Securities Enforcement Remedies and Penny Stock Reform Act of 1990. The SEC Regulations generally define a penny stock to be an equity security that is not traded on the Nasdaq Stock Market and has a market price of less than $5.00 per share. We have, at times in the past, been included within the SEC Rule 3a-51 definition of a penny stock. When our common stock is considered to be a “penny stock”, trading is covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934, for non-Nasdaq and non-national securities exchange listed securities.

Under this rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written disclosure to, and suitability determination for, the purchaser and receive the purchaser’s written agreement to a transaction prior to sale. The regulations on penny stocks limit the ability of broker-dealers to sell our common stock and thus the ability of purchasers of our common stock to sell their securities in the secondary market. To the extent we are able to maintain our listing on the Nasdaq Capital Stock Market, we will not be subject to these penny stock rules. Reasons for being unable to maintain our listing on the Nasdaq Capital Market include:

•                  the inability to maintain a bid price for our common stock of $1.00 for the requisite period of time, and

•                  the inability to maintain either the minimum stockholders’ equity, market capitalization or net income along with the required number of market makers and shareholders necessary for listing.

Our stock has in the past traded at prices significantly below the $1.00 per share minimum maintenance requirements as recently as August and September 2004. The volatility of our stock price, and our financial condition may result in our failing to meet Nasdaq’s requirements in the future. As a result, we could potentially be at risk of Nasdaq action to remove our securities from its Capital market. We cannot give any assurance that we will be able to meet the Nasdaq requirements to maintain our Capital listing, or that if we do, a stable trading market will develop for our stock or our warrants.

Future sales of our common stock may cause our stock price to decline.

Our stock price has declined from a price of approximately $6.00 per share at the beginning of 2005 to a price of $1.26 per share at April 4, 2006. Our stock price may decline further as a result of future sales of our shares or the perception that such sales may occur. As of March 29, 2006, approximately 5,000,000 shares of common stock held by existing stockholders constitute “restricted shares” as defined in Rule 144 under the Securities Act. The restricted shares may only be sold if they are registered under the Securities Act, or sold under Rule 144, or another exemption from registration under the Securities Act.

Approximately 90% of the restricted shares of our common stock are either eligible for sale pursuant to Rule 144 or have been registered under the Securities Act for resale by the holders. We are unable to estimate the amount, timing, or nature of future sales of outstanding common stock. Sales of substantial amounts of our common stock in the public market may cause the stock’s market price to decline.

We have never paid any cash dividends on our common stock and we do not anticipate paying cash dividends on our common stock in the foreseeable future.

We have never declared or paid a cash dividend on our common stock. We presently intend to retain our earnings, if any, to fund development and growth of our business and, therefore, we do not anticipate paying cash dividends in the foreseeable future. Additionally, the terms of the convertible debentures issued in February 2005 contain restrictions on our ability to pay dividends to holders of our common stock.

Outstanding Convertible Debentures, options and warrants may make it difficult for us to obtain additional capital on reasonable terms.

As of April 4, 2006, we had convertible debentures aggregating $9,975,000 in principal amount convertible into 8,986,486 shares of common stock (assuming a conversion price of $1.11 based on 88% of the closing price of $1.26 on April 4, 2006). In addition, we had outstanding options and common stock warrants for the purchase of up to 7,938,942 shares of common stock at an average exercise price of $2.87 per share. If all of the outstanding options and common stock warrants were to be converted, they would represent approximately 13.5% of our outstanding common shares on a fully diluted basis (assuming all of our convertible debt is converted to common stock at an assumed conversion price of $1.11 based on 88% of the closing price of $1.26 on April 4, 2006). Future investors will likely recognize that the holders of the options and warrants will only exercise their rights to acquire our common stock when it is to their economic advantage to do so. Therefore, even with lower current market prices for our common stock, the market overhang of such a large number of warrants, options, and convertible preferred stock may adversely impact our ability to obtain additional capital because any new investors will perceive that the securities offer a risk of substantial potential future dilution.

If we fail to effect and maintain registration of the common stock issued or issuable pursuant to conversion of our convertible debentures, or certain of our outstanding common stock warrants, we may be obligated to pay the investors of those securities liquidated damages.

We have various obligations to file and obtain the effectiveness of certain registration statements which include certain outstanding common stock and common stock underlying outstanding convertible debentures and common stock warrants. Once effective, the prospectus contained within a registration statement can only be used for a period of time as specified by statute without there being a post-effective amendment filed that has become effective under the Securities Act of 1933.

If we fail to meet any obligations we have to have effective and current registration statements available, we may become obligated to pay damages to investors to the extent they may be entitled to damages. We cannot offer any assurances that we will be able to maintain the currency of the information contained in a prospectus or to obtain the effectiveness of any registration statement or post-effective amendments that we may file.

As a public company, we are subject to a significant amount of regulation. In the past we have received requests for information from the Securities and Exchange Commission and from Nasdaq. Any such inquiry or investigation that may result may adversely affect the market for our stock or our Company.

Regulators of public companies such as Isonics have the authority to commence inquiries and investigations where the regulators have concerns. The investigations, while involving the company, may not have anything to do with actions taken by the company or our failure to act. Furthermore, the regulators may not inform us when the issues they were addressing are resolved. From October 2004 through February 2005, both Nasdaq and the SEC requested documents from us with respect to inquiries they were undertaking. We also met with representatives of Nasdaq to discuss various issues. We provided information, which we believe to be responsive to all of the questions posed in the Nasdaq inquiry and to the SEC. We have not received any requests for additional information from either the SEC or Nasdaq since February 2005 and while we believe these issues are behind us, if any action resulted from these inquiries in the future, it may adversely impact us and our ability to carry on our business.

Provisions in our charter documents could prevent or delay a change in control, which could delay or prevent a takeover.

Our Articles of Incorporation authorize the issuance of “blank check” preferred stock with such designations, rights, and preferences, as may be determined by our Board of Directors. Accordingly, the Board of Directors may, without shareholder approval, issue shares of preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of our common stock. Preferred stock could also be issued to discourage, delay, or prevent a change in our control, although we do not currently intend to issue any additional series of our preferred stock.

Provisions in our bylaws provide for indemnification of officers and directors to the full extent permitted by California law, which could require us to direct funds away from our business and products.

Our Bylaws provide for indemnification of officers and directors to the full extent permitted by California law, our state of incorporation. We may be required to pay judgments, fines, and expenses incurred by an officer or director, including reasonable attorneys’ fees, as a result of actions or proceedings in which such officers and directors are involved by reason of being or having been an officer or director. Funds paid in satisfaction of judgments, fines and expenses may be funds we need for the operation of our business and the development of our products, thereby affecting our ability to attain profitability. This could cause our stock price to drop.

Forward-looking statements may prove to be inaccurate

In our effort to make the information in this report more meaningful, this report contains both historical and forward-looking statements. All statements other than statements of historical fact are forward-looking statements within the meanings of Section 27A of the Securities Act of 1933, and Section 21E of the

Securities Exchange Act of 1934. Forward-looking statements in this report are not based on historical facts, but rather reflect the current expectations of our management concerning future results and events.

The forward-looking statements generally can be identified by the use of terms such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will” or other similar words or phrases. Furthermore, statements that describe our objectives, plans, or goals are, or may be, forward-looking statements.

Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Isonics to be different from any future results, performance and achievements expressed or implied by these statements.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in the forward-looking statements in this prospectus. Other unknown or unpredictable factors also could have material adverse effects on our future results.

USE OF PROCEEDS

We may receive from $0 to $1,207,625 if all of the common stock warrants are exercised. Assuming (without assurance) that half or all of the common stock warrants are exercised, we expect to use the proceeds for the following in the order of priority set forth below:

•                                        $500,000 (if half) to $1,000,000 for continued development of products for and for expenses related to the Homeland Security division; and

•                                        $103,812 (if half) to $207,625 for working capital and general corporate purposes.

The precise use of these proceeds will change depending on when the proceeds are received. For example, if we receive proceeds from the exercise of warrants in the current or next fiscal quarter, we will likely allocate some of the proceeds to fund the further development of our IMS based detection systems and we may allocate some of the proceeds to costs associated with other announced activities. We cannot offer any assurance, however, that we will receive any proceeds from the exercise of any warrants.

SELLING SHAREHOLDERS AND THE PLAN OF DISTRIBUTION

This Prospectus includes securities that consist of restricted common stock and restricted common stock underlying certain outstanding warrants as described herein. We are not offering any securities; by this Prospectus, the Selling Shareholders are offering shares of restricted common stock and shares of restricted common stock underlying the warrants they hold. We issued the securities to them in the following transactions:

•                  In October 2005, we issued a warrant to purchase 120,000 shares of restricted common stock to Prime International Equities, LLC in settlement of litigation. The warrants are exercisable at $2.40 per share and expire on December 29, 2006. Prime International Equities, LLC assigned its warrants to two of its affiliates, Charles Uchill and Prime International Trading, Ltd. and an unaffiliated entity Autarky Systems, Inc. (Autarky Systems).

•                  In March 2006, we issued 100,000 shares of restricted common stock to an advisor, Harborview Capital Management LLC (Harborview), pursuant to a consulting agreement. In

March 2006, Harborview assigned 15,000 shares of the restricted common stock to Jonathan Rich, an unaffiliated entity.

The shares issued to Harborview pursuant to the consulting agreement constituted the full consideration payable to Harborview for services to be rendered under that agreement. Isonics does have an obligation to reimburse Harborview for expenses that Harborview may incur, but such reimbursement will be on a fully-accountable basis. Isonics has no agreement with Mr. Rich.

Harborview is controlled by David Stefansky and Richard Rosenblum. Mr. Rosenblum and Mr. Stefansky are both registered representatives affiliated with vFinance Investments, Inc. Messrs. Rosenblum and Stefansky have certified to us that they caused Harborview to acquire the shares from Isonics in the ordinary course of his business, and at the time Harborview acquired the shares from Isonics, they had no agreements or understandings, directly or indirectly, with any person to distribute the shares except to assign 15,000 shares in a private transaction to Mr. Rich described below, pursuant to which Mr. Rich executed a subscription agreement wherein he agreed to take the shares for investment purposes only.

Mr. Rich is an affiliate of vFinance Investments, Inc., a registered broker-dealer. Mr. Rich has certified to us that he acquired the shares from Harborview in the ordinary course of his business, and at the time he acquired the shares from Harborview, he had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

•                  In September 2005, we issued a warrant to purchase 50,000 shares of restricted common stock to a management consultant for our semiconductor division (Joanna Lohkamp). The common stock warrants are exercisable at $2.84 per share and expire August 16, 2007.

•                  In December 2005 we extended the expiration date of a warrant to purchase 232,500 shares held by Reback Living Trust Feb 20, 2001, an investor that acquired that warrant in an investment transaction completed in October 2003. The warrant, exercisable at $1.25 per share, originally expired December 31, 2005; as extended, that warrant expires December 29, 2006. The shares underlying the warrants were originally included in a registration statement on Form S-3 (SEC file 333-126231) but will be removed from that registration statement inasmuch as they are being included herein.

•                  In May 2005, we issued 506,527 shares of restricted common stock to Michael Caridi and Peter Christiansen as partial consideration for the acquisition of PPSC. In March 2006 we issued an additional 200,000 shares of restricted common stock as full settlement of the price protection provision included in the purchase agreement.

•                  In November 2003, we issued a warrant to purchase 120,000 shares of restricted common stock to an advisor (Lippert/Heilshorn & Associates, Inc.). The common stock warrants are exercisable at $1.35 per share and expire November 1, 2006. Lippert/Heilshorn & Associates, Inc. assigned its warrants to two of its affiliates, Keith Lippert and John Heilshorn and to an unaffiliated entity Crystal Research Associates, Inc. (Crystal Research).

•                  In December 2003, we issued a warrant to purchase 50,000 shares of restricted common stock to an advisor (Investor Awareness, Inc.). The common stock warrants are exercisable at $1.50 per share and expire December 11, 2006.

•                  In March 2002, we issued a warrant to purchase 100,000 shares of restricted common stock to our President and Chief Executive Officer (James Alexander). The common stock warrants are exercisable at $1.25 per share and expire March 27, 2007.

•                  In March 2002, we issued a warrant to purchase 100,000 shares of restricted common stock to our Senior Vice President (Boris Rubizhevsky). The common stock warrants are exercisable at $1.25 per share and expire March 27, 2007.

We have set forth in the following table information relative to the Selling Shareholders as of February 14, 2006 (except the information related to Michael Caridi, Peter Christiansen, Harborview and Jonathan Rich which is presented as of March 29, 2006). We calculated beneficial ownership based on SEC requirements, and the information we included regarding beneficial ownership is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, each person identified in the table has sole voting and investment power with respect to all shares he, she, or it beneficially owns, subject to applicable community property laws. We have based the percentage calculated for each Selling Shareholder upon the sum of the “common stock” and “common stock issuable upon exercise of warrants” columns.

None of the Selling Shareholders (except for our President and Chief Executive Officer and Senior Vice President) had any material relationship with us during the past three years except as described in the notes, below.

We do not know when or in what amounts the Selling Shareholders may offer the shares described in this Prospectus for sale. The Selling Shareholders may decide not to sell all or any of the shares that this Prospectus covers. Because the Selling Shareholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that the Selling Shareholders will hold after completion of the offering, we cannot estimate the number of the shares that the Selling Shareholders will hold after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, the Selling Shareholders will hold none of the securities that this Prospectus covers. We will file a prospectus supplement to name successors to any named selling shareholders who are able to use this prospectus to resell the securities.

	(a) Common Stock, (b) shares underlying all derivative securities		Securities Being Offered by Selling Shareholders		(a) Common Stock to be Beneficially Owned After Offering and (b)
Name of Selling Holder(s)	beneficially owned Prior to this Offering		Common Stock	Shares underlying Warrants	Percentage, Assuming All Shares Offered are Sold
	(a)	(b)			(a)	(b)
Prime International Trading, Ltd. (1)	0	33,600	0	33,600	0	0%
Autarky Systems (2)	0	14,400	0	14,400	0	0%
Charles Uchill (3)	0	72,000	0	72,000	0	0%
Harborview (4)	85,000	0	85,000	0	0	0%
Joanna Lohkamp(5)	0	50,000	0	50,000	0	0%
Reback Living Trust Feb 20, 2001 (6)	17,300	232,500	0	232,500	17,300	<1%
Michael Caridi (7)	524,961	100,000	524,961	0	100,000	<1%
Peter Christiansen (8)	181,566	0	181,566	0	0	0%
Keith Lippert (9)	0	30,000	0	30,000	0	0%
John Heilshorn (10)	0	30,000	0	30,000	0	0%
Crystal Research (11)	0	60,000	0	60,000	0	0%
Investor Awareness, Inc. (12)	0	50,000	0	50,000	0	0%
James E. Alexander (13)	1,801,167	460,000	0	100,000	2,161,167	5.0%
Boris Rubizhevsky (14)	1,222,705	658,750	0	100,000	1,781,455	4.2%
Jonathan Rich (15)	15,000	0	15,000	0	0	0%

(1)          Prime International Trading, Ltd. is a privately-held company whose controlling person is Frank Napolitano. Its business includes buying, selling, and holding investment securities. It acquired its warrants from Prime International Equities, LLC, a privately-held entity owned by it and with which Mr. Napolitano also is affiliated. Its ownership includes shares underlying 33,600 common stock warrants (exercisable at $2.40 through December 29, 2006). The warrants are not included for resale under this prospectus; the shares underlying the warrants are included in the prospectus. The address for Prime International Trading, Ltd. is 111 West Jackson Boulevard, Suite 1310, Chicago, Il 60604.

(2)          Autarky Systems is a privately-held company whose controlling person is Joseph Riney. Its business includes buying, selling, and holding investment securities. It acquired its warrants from Prime International Equities, LLC, a privately-held entity with which Mr. Riney also is affiliated. Its ownership includes shares underlying 14,400 common stock warrants (exercisable at $2.40 through December 29, 2006). The warrants are not included for resale under this prospectus; the shares underlying the warrants are included in the prospectus. The address for Autarky Systems is 545 Maple Street, Winnetka, IL 60093.

(3)          Charles Uchill is an individual. He acquired his warrants from Prime International Equities, LLC, a privately-held entity with which Mr. Uchill also is affiliated. Mr. Uchill’s ownership includes shares underlying 72,000 common stock warrants (exercisable at $2.40 through December 29, 2006). The warrants are not included for resale under this prospectus; the shares underlying the warrants are included in the prospectus. The address for Charles Uchill is 111 West Jackson Boulevard, Suite 1310, Chicago, Il 60604.

(4)          Harborview Capital Management LLC (“Harborview”) is a privately-held company whose controlling persons are Richard Rosenblum and David Stefansky. Both Messrs. Rosenblum and Stefansky are registered representatives with vFinance Investments, Inc., a broker-dealer registered under the Securities Exchange Act of 1934, as amended. vFinance Investments, Inc., from time to time makes a market in our common stock in the Nasdaq Capital Market. As of March 29, 2006 Harborview and Mr. Rich (see note 15) have advised us that neither it nor vFinance had any short or long position in our common stock, Class B Common Stock Warrants or Class C Common Stock Warrants. The address for Harborview and its contolling persons is 830 Third Avenue, Suite 1801, New York, NY 10022.

(5)          Joanna Lohkamp is an individual. She is a management consultant and is operating our semiconductor division in Vancouver, Washington. Ms. Lohkamp’s ownership includes shares underlying 50,000 common stock warrants (exercisable at $2.84 through August 16, 2007). The warrants are not included for resale under this prospectus; the shares underlying the warrants are included in the prospectus. The address for Ms. Lohkamp is 5906 McIntyre Street, Golden, Co 80403.

(6)          Reback Living Trust Feb 20, 2001 (“Reback Living Trust”) is a living trust whose sole trustee is Abraham Reback. Reback Living Trust’s ownership includes shares underlying 232,500 common stock warrants (exercisable at $1.25 through December 29, 2006). The warrants are not included for resale under this prospectus; the shares underlying the warrants are included in the prospectus. The address for Reback Living Trust is 75-35 184 St., Fresh Meadows, NY 11366.

(7)          Michael Caridi, an individual is a former owner of PPSC and a current employee. We issued 524,961 shares as partial consideration for the acquisition of PPSC. The address for Michael Caridi is 645 Fifth Ave., 8th Floor, New York, NY 10022.

(8)          Peter Christiansen, an individual is a former owner of PPSC and a current employee. We issued 181,566 shares as partial consideration for the acquisition of PPSC. The address for Peter Christiansen is 5906 McIntyre Street, Golden, Co 80403.

(9)          Keith Lippert is an employee and owner of Lippert/Heilshorn & Associates, Inc.(Lippert/Heilshorn). Mr. Lippert’s ownership includes 30,000 common stock warrants (exercisable at $1.35 per share through November 1, 2006), which were acquired in February 2006 by assignment from Lippert/Heilshorn. The warrants are not included for resale under this prospectus; the shares underlying the warrants are included in the prospectus. The address for Keith Lippert is 800 Third Ave., 17th Floor, New York, NY 10022.

(10)    John Heilshorn is an employee and owner of Lippert/Heilshorn. Mr. Lippert’s ownership includes 30,000 common stock warrants (exercisable at $1.35 per share through November 1, 2006), which were acquired in February 2006 by assignment from Lippert/Heilshorn. The warrants are not included for resale under this prospectus; the shares underlying the warrants are included in the prospectus. The address for John Heilshorn is 800 Third Ave., 17th Floor, New York, NY 10022.

(11)    Crystal Research is a privately-held company whose controlling person is Jeffrey Kraws. Crystal Research’s ownership includes 60,000 common stock warrants (exercisable at $1.35 per share through November 1, 2006), which were acquired in February 2006 by assignment from Lippert/Heilshorn. The warrants are not included for resale under this prospectus; the shares underlying the warrants are included in the prospectus. The address for Crystal Research is 800 Third Ave., 17th Floor, New York, NY 10022.

(12)Investor Awareness, Inc. (“Investor Awareness”) is a privately-held company whose controlling person is Tony Schor. Investor Awareness’ ownership includes shares underlying 50,000 common stock warrants (exercisable at $1.50 through December 11, 2006). The warrants are not included for resale under this prospectus; the shares underlying the warrants are included in the prospectus. The address for Investor Awareness is 1161 Lake Cook Road, Deerfield, IL 60015.

(13)    James E. Alexander is our President and Chief Executive Officer. Mr. Alexander’s ownership includes 100,000 common stock warrants (exercisable at $1.25 per share through March 27, 2007). The warrants are not included for resale under this prospectus; the shares underlying the warrants are included in the prospectus. The address for Mr. Alexander is 5906 McIntyre Street, Golden, Co 80403.

(14)Boris Rubizhevsky is our Senior Vice President. Mr. Rubizhevsky’s ownership includes 100,000 common stock warrants (exercisable at $1.25 per share through March 27, 2007). The warrants are not included for resale under this prospectus; the shares underlying the warrants are included in the prospectus. The address for Mr. Rubizhevsky is 5906 McIntyre Street, Golden, Co 80403.

(15) Jonathan C. Rich is an individual who is a registered representative with vFinance Investments, Inc., a broker-dealer registered under the Securities Exchange Act of 1934, as amended. vFinance Investments, Inc., from time to time makes a market in our common stock in the Nasdaq Capital Market. As of March 29, 2006 Harborview (see note 4) and Mr. Rich have advised us that neither it nor vFinance had any short or long position in our common stock, Class B Common Stock Warrants or Class C Common Stock Warrants. The address for Mr. Rich is 10 Fennimore Court, Flanders, NJ 07836.

Plan of Distribution.

Each Selling Shareholder of the shares of common stock and the shares underlying the warrants and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded, or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling shares:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  settlement of short sales entered into after the date of this prospectus;

•                  broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

•                  a combination of any such methods of sale;

•                  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•                  any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus. We do not anticipate that any of the Selling Shareholders will conduct passive market-making activities. Mr. Alexander and Mr. Rubizhevsky currently have plans for the sale of securities owned by them adopted under SEC Rule 10b5-1 which requires that the sale of securities occur in brokers transactions and transactions with a market maker (as those terms are defined in SEC Rule 144). Each of them has advised us that they will sell the securities registered herein pursuant to that plan or a successor plan. If at some time in the future either or both have no plans adopted under Rule 10b5-1, they will sell the securities pursuant to the broader plan of distribution as described herein.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock, the Selling Shareholders may enter into hedging transactions with broker dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Shareholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed Isonics that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by incident to the registration of the shares. We have agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. Each Selling Shareholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Shareholders.

We have agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Shareholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect or (iii) the date that there remain no shares of common stock for sale under this prospectus. The sale of shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

 Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

Procedure to Exercise the Warrants.

You may exercise the warrant by delivering the following to our principal office in accordance with the delivery procedures specified below and by providing us with such additional information as may be necessary to ensure that there is an exemption from the registration requirements under the federal and applicable state securities laws for the exercise of the warrant:

(1)                                  a duly executed Notice of Exercise in substantially the form attached to each warrant,

(2)                                  payment of the warrant price for each of the shares of the common stock underlying the warrant; and

(3)                                  the original warrant.

Payment of the warrant price may be in cash, certified or official bank check payable to the order of Isonics Corporation, or wire transfer of funds to our account (or any combination of any of the foregoing) in the amount of the warrant price for each share being purchased. If you prefer to wire transfer funds, you should contact us by telephone and request wiring instructions. We can be reached by telephone at (303) 279-7900.

We recommend that you do not send your warrant certificate or funds through the regular U.S. Mail. We recommend that you use registered or certified U.S. Mail, or a courier service that will provide you with a receipt indicating that we received your warrant certificate and payment. We are not responsible for your warrant certificate or your payment until we actually receive delivery.

In the event you exercise the rights represented by the warrant, a certificate or certificates in the shares of our common stock so purchased, registered in your name or such other name or names as you may designate, together with any other securities or other property which you are entitled to receive upon exercise of the warrant, shall be delivered to you, at our expense, within a reasonable time, not exceeding fifteen calendar days, after the rights represented by the warrant shall have been so exercised; and, unless the warrant has expired, a new warrant representing the number of shares of common stock (except a remaining fractional share), if any, with respect to which the warrant shall not then have been exercised shall also be issued to you within such time. The person in whose name any certificates for shares of common stock is issued upon exercise of a warrant shall for all purposes be deemed to have become the holder of record of such shares on the date on which the warrant was surrendered and payment of the warrant price was received by us, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is on a date when the stock transfer on our books closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

Lost Warrant Certificates. If you have lost your warrant certificate, you must contact us and follow our procedures for your lost warrant certificate. We may require that you post a lost instrument bond as a condition of replacing the certificate.

Tax Aspects. No gain or loss will be recognized by a holder of any of our warrants held for investment on the holder’s purchase of common stock for cash upon exercise of the warrant. The adjusted tax basis of the common stock so acquired will be equal to the tax basis of the warrant plus the exercise price. The holding period of the common stock acquired upon the exercise of a warrant, will begin on the date the warrant is exercised and the common stock is purchased.

Procedure to Convert Convertible Debenture

Holders of our Debentures must follow the instructions set forth in the Debentures for the conversion of such Debentures. Generally the instructions require that the holder deliver the security with a properly completed notice of exercise to Isonics.

No Underwriter, Etc. No underwriter, dealer, or finder, or other person has the right to receive any reimbursement of expenses, any right to appoint a representative to our board of directors, or the right to receive indemnification from us. To our knowledge, no person is engaging in passive market making or stabilizing or other transactions.

Lost Debenture or Preferred Stock Certificate. If you have lost your debenture or preferred stock certificate, you must contact us and follow our procedures for your lost instrument. We may require that you post a lost instrument bond as a condition of replacing the instrument.

Tax Aspects. No gain or loss will be recognized by a holder upon conversion of the principal amount of the convertible debenture or the face amount of the Series E Preferred Stock. To the extent a holder receives shares of our common stock in payment of interest, it will be considered taxable to the holder.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 75,000,000 shares of common stock and 7,650,000 shares of Preferred Stock. As of April 4, 2006, there were outstanding:

•                  42,071,119 shares of common stock;

•                  $9,975,000 of Convertible Debentures (convertible into 8,986,486 shares of common stock, assuming a conversion price of $1.11 based on 88% of the closing price of $1.26 on April 4, 2006);

•                  2,933,932 shares issuable upon exercise of options issued pursuant to our employee benefit plans;

•                  5,005,010 shares issuable upon exercise of outstanding common stock warrants (including the shares underlying the common stock warrants held by the Selling Shareholders).

At the present time there are no outstanding shares of any series of our preferred stock.

Common Stock

Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as the Board of Directors may from time to time determine.

Each shareholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of shareholders.

Cumulative voting for the election of directors is specifically authorized by the Bylaws. Under cumulative voting for the election of directors, upon a proper and timely request by a shareholder, each shareholder is entitled to cast a number of votes equal to the number of shares held multiplied by the number of directors to be elected. The votes may be cast for one or more candidates. Thus, under cumulative voting, a majority of the outstanding shares will not necessarily be able to elect all of the directors, and minority shareholders may be entitled to greater voting power with respect to election of directors than if cumulative voting did not apply.

The Bylaws provide that so long as we are a “listed corporation” as defined by applicable California law, there will not be cumulative voting in connection with the election of directors. Under §301.5(d) of the California Corporations Code, a “listed corporation” is defined to include a “corporation with outstanding shares listed on the New York Stock Exchange or the American Stock Exchange” and a “corporation with outstanding securities listed on the National Market System of the Nasdaq Stock Market (or any successor to that entity).”  At the present time however, we are not a “listed company” as defined in California law, and as a result cumulative voting will continue to apply in connection with the election of directors.

The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of Isonics, the remaining assets legally available for distribution to shareholders, after payment of claims or creditors and payment of liquidation preferences, if any, on outstanding preferred stock, are distributable ratably among the holders of the common stock and any participating preferred stock outstanding at that time. Each outstanding share of common stock is fully paid and nonassessable.

8% Convertible Debenture and Warrants Issued in the February 2005 Transaction

8% Convertible Debentures

The Debentures were issued in the total principal amount of $22,770,000. The Debentures bear an interest rate of 8% (currently payable monthly) and will mature on February 28, 2007. We may not prepay the principal amount of the Debentures without the consent of the Debenture holders (“the Holders”). The Holders may convert the Debentures into shares of our common stock at any time (and from time to time) at a conversion price of $5.00 per share.

We began to reduce the principal amount of the Debentures by 1/12th per month beginning March 1, 2006. If certain “equity conditions” have been met (and subject to the “share issuance limitations” discussed below), we may, at our discretion, redeem the debentures in cash or shares of our common stock. If we choose to redeem the Debentures in shares of our common stock, we must do so at a price equal to the lesser of the conversion price (as it may be adjusted) and 88% of the average of the ten closing bid prices ending on the trading day immediately prior to the applicable monthly redemption date.

We also have the option, at our discretion, to make monthly interest payments in either cash or common stock provided the “equity conditions” are met and subject to the share issuance limitations discussed below. If the “equity conditions” have been met and we choose to give the Holders notice of our intention to pay interest in common stock, we will do so by pricing the common stock at the lesser of the conversion price (as adjusted) and 90% of the lesser of (i) the average of the 20 closing bid prices ending on the trading day immediately prior to the applicable interest payment date or (ii) the average of the 20 closing bid prices ending on the trading day immediately prior to the date the applicable interest payment shares are issued and delivered if after the interest payment date.

We are only able to redeem the Debentures or pay interest by issuing shares of our common stock if the “equity conditions” are met and subject to the share issuance limitations discussed below. As defined in the Debentures, the term “equity conditions” means that:

(i)                                     we shall have duly honored all conversions and redemptions scheduled to occur or occurring by virtue of one or more notice(s) of conversions, if any,

(ii)                                  all liquidated damages and other amounts owing in respect of the Debentures (if any) shall have been paid;

(iii)                               there is an effective registration statement pursuant to which the holder is permitted to utilize the prospectus to resell all of the shares issuable pursuant to the debentures and the warrants issued with the debentures (and we believe, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future),

(iv)                              our common stock is trading on our principal trading market and all of the shares issuable pursuant to the debentures and the warrants issued with the debentures are listed for trading on that market (and we believe, in good faith, that trading of our common stock on that trading market will continue uninterrupted for the foreseeable future),

(v)                                 there is a sufficient number of authorized but unissued and otherwise unreserved shares of common stock for the issuance of all of the shares issuable pursuant to the Debentures and the warrants issued with the Debentures,

(vi)                              there is then existing no event of default under the Debenture, or event which, with the passage of time or the giving of notice, would constitute an event of default,

(vii)                           all of the shares issued or issuable pursuant to the transaction proposed would not violate the share issuance limitations described below, and

(viii)                        there is no pending or proposed fundamental transaction (defined to include things like a merger), change of control transaction (defined to include a change of ownership of 33%) or acquisition transaction that has not been publicly announced.

Under certain circumstances, the Holders are entitled to have the number of shares issuable pursuant to the Debenture adjusted to correspond to common stock holders’ rights to any stock dividend, stock split, stock combination or reclassification of shares.

We may be required to prepay the Debentures in the event certain transactions or events of default occur. The amount of such mandatory prepayment is calculated at 130% above the actual principal amount subject to repayment at that time. In addition to the 30% premium in those cases, we will also have to pay accrued interest and all other amounts due.

We have the right to force the conversion of the Debentures to common stock after February 24, 2006 if our common stock has reached a price that exceeds $7.50 for 20 out of 30 consecutive trading days, a registration statement for the shares exists and the equity conditions exist (and subject to the share issuance limitations discussed below).

If we fail to deliver common stock certificates within the allotted time after a conversion of a Debenture, we will be required to pay liquidated damages in the amount of 1% per trading day for the principal amount of the Debenture being converted. These damages apply for each trading day up through 5 trading days, after which time liquidated damages increase to 2% per trading day until the certificates are delivered.

The Debentures provide that an event of default occurs, among numerous other instances, if:

(1) we default or have an event of default under any material term of the Debenture or other documents entered into with the Debenture;

(2) we are a party to a change of control transaction or we enter into a contract with respect to same;

(3) we merge into or consolidate with another person or entity and after the transaction, our stockholders immediately prior to the transaction own less than 33% of the aggregate voting power of Isonics or the successor entity immediately after such transaction;

(4) we sell or transfer assets to another person and our stockholders immediately prior to such transaction own less than 66% of the aggregate voting power of the acquiring entity immediately after the transaction; and

(5) replacement at one time or within a three year period of more than one-half of the members of our board of directors which is not approved by a majority of those individuals who are members of the board of directors on February 24, 2005, or we enter into a contract with respect to same;

(6) if the effectiveness of the registration statement lapses or the holders of the common stock issued pursuant to the debentures or warrants are not permitted to resell under the registration statement for a certain period of time.

Remedies for an event of default include the option to accelerate payment of the full principal amount of the debentures, together with interest and other amounts due, to the date of acceleration. The principal amount of the debentures shall be equal to 130% of the then-principal amount of the debentures plus all interest and other amounts due or a conversion calculation, whichever is higher.

Warrants Issued With the 8% Convertible Debentures

In the February 2005 transaction, we also issued warrants to purchase 1,593,900 shares of our common stock at a price of $6.25 per share, which are exercisable through February 24, 2008. These warrants are exercisable only for cash.

The warrants include normal anti-dilution provisions. In addition, the warrants require an automatic repricing of the warrant and increase to the number of warrants outstanding if we make certain sales of our common stock or common stock equivalents in a capital-raising transaction at a price below the warrant exercise price. This “ratchet adjustment” provision does not apply in the case of exempt issuances (described below).

Share Issuance Limitations Applicable to the Holders

The Debentures and the warrants issued with the Debentures have certain limitations on our ability to issue shares to the Holders. Under the terms of the Debentures and the warrants, we are prohibited from issuing shares of our common stock to the holders of the Debentures (upon conversion, in payment of interest, or in redemption or payment of the Debentures) and the warrants (upon exercise) if the issuance would result in any holder beneficially owning more than 4.99% of our outstanding common stock (although any holder can waive this provision upon more than 60 days’ notice to us). (In October 2005 and in accordance with Nasdaq’s Marketplace rules, our shareholders approved the possible issuance by us of more than 19.99% of our outstanding shares to the holders of the Debentures and the Warrants.)

Share Issuance Limitations Applicable to Isonics

With the exception of “Exempt Issuances,” we have agreed to give the holders of the Debentures a right of first refusal in all of our financings for a period of 12 months ending July 26, 2006.

For the purposes of the Debentures and the warrants, the term “Exempt Issuance” means the issuance of

(a) shares of our common stock or options to our employees, officers or directors pursuant to any stock or option plan duly adopted by a majority of the non-employee members of our Board of

Directors or a majority of the members of a committee of non-employee directors established for such purpose,

(b) shares of our common stock or options to our non-employee directors pursuant to our directors’ stock option plan,

(c) shares of our common stock or options or warrants to non-employee consultants as compensation for services rendered, in an aggregate amount not to exceed 1,000,000 shares or equivalents for any twelve-month period,

(d) securities upon (i) the exercise of or conversion of any securities issued hereunder, (ii) the exercise or conversion of any convertible securities, options or warrants issued and outstanding on February 24, 2005, or (iii) the application of any anti-dilution provisions contained in the debentures or the warrants issued with the debentures or that are outstanding on February 24, 2005, or that are issuable pursuant to our employee benefit plans, provided that the material terms of such issuances in clauses (i)-(iii) are determined on February 24, 2005, and are not amended after that date to increase the number of such securities or to decrease the exercise or conversion price of any such securities, and

(e) securities issued pursuant to acquisitions or strategic transactions, provided any such issuance shall only be to a person which is, itself or through its subsidiaries, an operating company in which we anticipate receiving benefits in addition to the investment of funds, but shall not include a transaction in which we are issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

Other Common Stock Warrants

The other common stock warrants held by the Selling Shareholders are exercisable to purchase shares of common stock as described above. The common stock warrants are exercisable for cash only. There are no conversion rights or exchange rights associated with the common stock warrants. A holder of the common stock warrants does not have any rights of a shareholder in Isonics unless and until the holder exercises the common stock warrant to receive common stock. The common stock warrants are subject to a standard dilution adjustment.

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Co. Inc., 17 Battery Place, 8th Floor, New York, NY 10004.

SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation require us to indemnify our officers, directors, employees and agents against certain liabilities incurred by them in those capacities if they acted in good faith and reasonably believed their conduct was in our best interests or not opposed to it. We are also required to indemnify a person who is or was a director, officer, employee or agent of ours and who was successful, on the merits or otherwise, in defense of any proceeding to which he was a party, against reasonable expenses, which include attorneys’ fees, incurred by him or her in connection with the proceeding.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Isonics under the provisions discussed in the previous paragraph, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

EXPERTS

The financial statements incorporated by reference in this Prospectus and Registration Statement for the years ended April 30, 2004 and 2005 have been audited by Hein & Associates LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their report also incorporated by reference, and are included in reliance upon such report and upon the authority of such Firm as experts in accounting and auditing.

LEGAL MATTERS

Lord, Bissell & Brook, LLP, Los Angeles, California, has passed on the validity of the shares of common stock offered hereby under California law, but has not otherwise participated in the preparation of this Prospectus or the Registration Statement of which this Prospectus is a part.

Part II

Information Not Required in Prospectus

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses to be paid in connection with the sale of the shares of common stock being registered hereby. The Selling Shareholders will pay only those expenses directly related to the transfer of their securities. All amounts are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

Securities and Exchange Commission registration fee	$321
NASD filing fee	0
Accounting fees and expenses	7,000
Legal fees and expenses	12,000
Printing fees and expenses	2,000
Blue-sky fees and expenses	5,000
Transfer agent and registrar fees and expenses	0
Fees to be paid by Isonics on behalf of Selling Security Holders	500
Miscellaneous	3,179
Total to be paid by Isonics	$30,000

Item 15. Indemnification of Directors and Officers

Our Articles of Incorporation include a provision that eliminates to the fullest extent permitted by California law the personal liability of our directors to us and our shareholders for monetary damages for breach of the directors’ fiduciary duties. This limitation has no effect on a director’s liability

(i)                                     for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law,

(ii)                                  for acts or omissions that a director believes to be contrary to the best interests of Isonics or its shareholders or that involved the absence of good faith on the part of the director,

(iii)                               for any transaction from which the director derived an improper personal benefit,

(iv)                              for acts or omissions that show a reckless disregard for the director’s duty to Isonics or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to Isonics or its shareholders,

(v)                                 for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to Isonics or its shareholders,

(vi)                              under Section 310 of the California Corporations Code (the “California Code”) concerning contracts or transactions between Isonics and a director or

(vii)                           under Section 316 of the California Code concerning directors liability for improper dividends, loans and guarantees.

The provision does not extend to acts or omissions of a director in his capacity as an officer. Further, the provision will not affect the availability of injunctions and other equitable remedies available to Isonics’ shareholders for any violation of a director’s fiduciary duty to Isonics or its shareholders.

The Articles of Incorporation further authorize Isonics to indemnify its agents (as defined in Section 317(a) of the California Code which includes directors and officers) through Bylaw provisions, agreements with agents, votes of shareholders or disinterested directors or otherwise, to the fullest extent permissible under California law. Pursuant to this provision, the Bylaws of Isonics provide for indemnification of directors and officers. The Bylaws also permit Isonics to enter into indemnity agreements with individual directors, officers, employees, and other agents. Isonics intends to enter into such agreements with its directors and executive officers effective upon the closing of this offering. These agreements, together with the Bylaws and Articles of Incorporation, may require Isonics, among other things, to indemnify directors or officers against certain liabilities that may arise by reason of their status or service as directors (other than liabilities resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain and maintain directors’ and officers’ insurance if available on reasonable terms.

In addition to the rights to indemnification provided under California law, in the Articles of Incorporation and in the Bylaws, the 1996 Stock Option Plan (the “Plan”) provides indemnification to members of the Board of Directors, officers, or employees of Isonics to whom authority to act for the Board of Directors in connection with that Plan is delegated shall be indemnified against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in defense of any proceeding to which he or she is made a party because of any action allegedly taken or alleged failure to act in connection with the Plan, and against amounts paid in settlement (if approved by independent legal counsel), or in satisfaction of any judgment in such proceeding, unless the director, officer, or employee, as the case may be, is adjudged to have behaved in bad faith, in a grossly negligent manner, or with intentional misconduct as to duties.

Isonics currently has directors’ and officers’ liability insurance.

At present, there is no pending litigation or proceeding involving a director, officer or employee of Isonics pursuant to which indemnification is sought, nor is Isonics aware of any threatened litigation that may result in claims for indemnification. Section 317 of the California Code and the Bylaws of Isonics provide for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Isonics has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Each of the Selling Shareholders has agreed to indemnify us against claims and losses due to material misstatements or omissions made by them.

Reference is made to the following documents incorporated herein as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Document	Exhibit Number
Registrant’s Amended and Restated Articles of Incorporation	3.01
Registrant’s Bylaws	3.02

Item 16. Exhibits.

Exhibit Number	Title
3.01	Articles of Incorporation, as restated+
3.02	Bylaws, as amended and restated#
5.01*	Opinion as to the Validity of the Securities
23.10*	Consent of independent registered public accounting firm
23.11*	Consent of Lord, Bissell & Brook LLP (see exhibit 5.01)
24.01	Power of Attorney(1)

+                                         Incorporated by reference from Exhibit 3.2 to our current report on Form 8-K reporting an event of March 27, 2006 (filed March 31, 2006).

#                                         Incorporated by reference from Exhibit 3.3 to our current report on Form 8-K reporting an event of March 27, 2006 (filed March 31, 2006).

*                                         Filed herewith.

(1)                                                    Located within this Registration Statement on page 38, “Signatures.”

Item 17. Undertakings

(a)   The undersigned registrant hereby undertakes:   (1)   To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

(i)                                     To include any Prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)                                  That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

(4)                                  Not applicable, inasmuch as the registrant is not a foreign private issuer.

(5)                                  That, for the purpose of determining liability under the Securities Act of 1933 to any purchase:

(i)                                     If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement;

(B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)                                  If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)                                  That for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:  the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a.               Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

b.              Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

c.               The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

d.              Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Not applicable.

(d)                                 Not applicable.

(e)                                  Not applicable.

(f)                                    Not applicable.

(g)                                 Not applicable.

(h)                                 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i)                                     Not applicable.

(j)                                     Not applicable.

(k)                                  Not applicable.

(l)                                     Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Golden, State of Colorado, on April 17, 2006.

ISONICS CORPORATION

By:	/s/ JAMES E. ALEXANDER
James E. Alexander,
President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James E. Alexander and Boris Rubizhevsky, or either of them, as true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and Registration Statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, the Securities and Exchange Commission granting unto said attorney-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

/s/ JAMES E. ALEXANDER
James E. Alexander	President, Principal Executive Officer, Principal Operating Officer, and Director and as attorney-in-fact for	April 17, 2006

/s/ James E. Alexander for
Boris I. Rubizhevsky	Director	April 17, 2006

/s/ James E. Alexander for
Lindsay A. Gardner	Director	April 17, 2006

/s/ James E. Alexander for
Richard Parker	Director	April 17, 2006

/s/ James E. Alexander for
Russell W. Weiss	Director	April 17, 2006

/s/ James E. Alexander for
Richard D. Hagman	Director	April 17, 2006

/s/ James E. Alexander for
C. Stewart Verdery, Jr.	Director	April 17, 2006

/s/ JOHN SAKYS
John Sakys	Principal Financial Officer and Principal Accounting Officer	April 17, 2006